EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Record September Sales of $161.5 Million, an Increase of 32.2%
September Consolidated Same Store Sales Increased 22.7%
Raises Third Quarter EPS Guidance to $0.67 - $0.69

Warrendale, PA, October 6, 2004 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the five-week period ended October 2, 2004 increased 32.2% to $161.5 million, compared to $122.1 million for the five-week period ended October 4, 2003. Comparable store sales for the American Eagle Outfitters stores increased 23.3% for the September period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, increased 22.7% for the month compared to the corresponding period ended October 4, 2003.

Total sales for the five-week period ended October 2, 2004 include $9.4 million from the Bluenotes/Thriftys operation, compared to $7.7 million for the corresponding period last year. The 21.8% sales increase was due to a comparable store sales increase of 15.6% as well as the strengthening of the Canadian dollar compared to a year ago. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

Total sales for the thirty-five week period ended October 2, 2004 increased 25.0% to $1.134 billion from $906.6 million for the thirty-five week period ended October 4, 2003. Comparable store sales for the American Eagle Outfitters stores increased 16.0% for the thirty-five week period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, increased 14.9% for the thirty-five week period compared to the corresponding period ended October 4, 2003.

Total sales for the thirty-five week period include $54.4 million from the Bluenotes/Thriftys operation, compared to $52.2 million for the corresponding period last year. The 4.1% sales increase was due to the strengthening of the Canadian dollar, offset by a comparable store sales decline of 0.5% for the period compared to last year. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

Third Quarter Earnings Guidance
As a result of continued positive sales trends and strong margins, the Company raised its third quarter earnings guidance to $0.67 to $0.69 per share. This compares to earnings of $0.14 per share in the third quarter of last year, which included a goodwill impairment charge of $0.11 per share related to Bluenotes. The Company's previous third quarter guidance was $0.56 to $0.58 per share.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. AE's Canadian subsidiary, Bluenotes/Thriftys, offers a more urban/suburban, denim-driven collection for 12 to 22 year olds. American Eagle Outfitters currently operates 765 AE stores in 49 states, the District of Columbia and Puerto Rico, 68 AE stores in Canada, and 107 Bluenotes/Thriftys stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our October sales and financial plans may not be achieved, as well as the risk that customer acceptance of our fall assortments may not be strong, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857